AMENDMENT NO. 1
TO
ARTICLES OF INCORPORATION
OF
MULTI SOFT (FLORIDA) II, INC.

Pursuant to the Section 607.1006, Florida Statutes, this Florida corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:	Amendment adopted: Article I of the Articles of Incorporation is amended in its entirety to read as follows:

ARTICLE I - NAME

The name of the corporation is Multi Soft II, Inc. (the "Corporation").

SECOND:	The date of the above amendment's adoption was September 22, 2011.

THIRD:	Adoption of amendment was approved by the shareholders. The number of votes cast for the amendment was sufficient for approval.

Signed this 30th day of September, 2011.

MULTI SOFT (FLORIDA) II, INC.

By: /s/ Richard Lampen
Richard Lampen, President